Exhibit 99.1

BNC Bancorp Increases Cash Dividend By 24%

          THOMASVILLE, N.C., Jan. 18 /PRNewswire-FirstCall/ -- BNC Bancorp (Nasdaq: BNCN), the parent company of Bank of North Carolina, today announced that its Board of Directors declared an annual cash dividend of $0.18 per share, an increase of 24% when adjusted for the 10% stock dividend to be paid on January 20, 2007. The cash dividend will be paid on February 23, 2007 to shareholders of record on February 9, 2007.

          “We are pleased that the financial performance of our Company has enabled our Board to increase the cash dividend for the fifth consecutive year,” commented W. Swope Montgomery, Jr., President and Chief Executive Officer. “The combination of the 24% increase in our cash dividend and the recently announced stock dividend reflects the consistency and strength of our financial performance and the confidence we have in our Company to continue to generate strong operating results and achieve excellent progress on our strategic growth initiatives.”

          BNC Bancorp is the parent Company of Bank of North Carolina, a $950 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates a commercial loan production office in Winston-Salem, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol “BNCN.”

          CAUTION REGARDING FORWARD-LOOKING STATEMENTS

          This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE  BNC Bancorp
          -0-                                                  01/18/2007
          /CONTACT:  W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200 /
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20030917/BNCLOGO
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          /Web site:  http://www.bankofnc.com /
          (BNCN)